Exhibit 4.1

EXECUTION VERSION

NINTH SUPPLEMENTAL INDENTURE

among

AEGON N.V.,

as issuer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

and

CITIBANK, N.A.,

as Paying Agent and Calculation Agent

dated as of April 11, 2018

to the Indenture among

AEGON N.V.,

AEGON FUNDING COMPANY LLC,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (as successor in interest to Citibank, N.A.),

as Trustee

dated as of October 11, 2001

$800,000,000 principal amount of 5.500% Fixed-to-Floating Rate Subordinated Notes due 2048

ii

12.2 Further Issuances	21
12.3 Ratification of Base Indenture; Ninth Supplemental Indenture Controls	22
12.4 Trustee Not Responsible for Recitals	22
12.5 Governing Law	22
12.6 Severability	22
12.7 Counterparts	22
12.8 Paying Agent	22
13. Definition of Officers’ Certificate, Company Request and Company Order Amended	23
14. Agreement and Acknowledgment with respect to the Exercise of Dutch Bail-in Power	23
15. Rights of Trustee unaffected	25

Schedule

1. Form of 5.500% Fixed-to-Floating Rate Subordinated Notes due 2048	1

iii

NINTH SUPPLEMENTAL INDENTURE

NINTH SUPPLEMENTAL INDENTURE dated as of April 11, 2018 (the Ninth Supplemental Indenture)

AMONG:

(1)	AEGON N.V., a Netherlands public company with limited liability (AEGON N.V. or the Company), having its principal executive office at Aegonplein 50, 2501 CB, The Hague, The Netherlands;

(2)	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association duly organized and existing under the laws of the United States of America, as Trustee (the Trustee) under the Indenture dated as of October 11, 2001 (the Base Indenture), among the Company, Aegon Funding Company LLC (Aegon Funding) and the Trustee (as successor in interest to Citibank, N.A.), as modified and supplemented by a supplemental indenture dated as of November 14, 2003, a second supplemental indenture dated as of June 1, 2005, a third supplemental indenture dated as of November 23, 2005, a fourth supplemental indenture dated as of December 12, 2005, a fifth supplemental indenture dated as of June 28, 2006, a sixth supplemental indenture dated as of September 21, 2007, a seventh supplemental indenture dated as of November 27, 2009, an eighth supplemental indenture dated as of January 31, 2012 and as shall be further supplemented by this Ninth Supplemental Indenture (this Ninth Supplemental Indenture together with the Base Indenture, the Indenture); and

(3)	CITIBANK, N.A., a national banking association, which has agreed to act as Paying Agent and Calculation Agent hereunder.

WHEREAS:

(A)	the Company, Aegon Funding and Citibank, N.A. executed and delivered the Base Indenture to provide for the future issuance by the Company of its Securities to be issued from time to time in one or more series as might be determined under the Base Indenture, in an unlimited aggregate principal amount, which may be authenticated and delivered as provided in the Base Indenture;

(B)	the Trustee is the successor in interest to Citibank, N.A. under the Indenture pursuant to the terms of the Agreement of Resignation, Appointment and Acceptance dated as of August 21, 2007 by and among the Company, Aegon Funding Corp., the Trustee and Citibank, N.A.;

(C)	Section 301 of the Base Indenture permits the terms of any series of Securities to be established pursuant to a Board Resolution or in one or more indentures supplemental to the Base Indenture;

(D)	the Company desires to issue a series of Securities, the terms of which it deems appropriate to set out in this Ninth Supplemental Indenture;

(E)	pursuant to the terms of the Base Indenture, the Company may issue Securities now and additional Securities of the same or different series at later dates under the Base Indenture, as established by the Company, and the Company desires to initially issue $800,000,000 aggregate principal amount of Securities, entitled the 5.500% Fixed-to-Floating Rate Subordinated Notes due 2048 (the Subordinated Notes), the form and substance of such Subordinated Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture as supplemented by this Ninth Supplemental Indenture;

(F)	pursuant to Section 301 of the Base Indenture, the Company desires to appoint Citibank, N.A., to act as Paying Agent with respect to the Subordinated Notes;

(G)	the Subordinated Notes shall be treated as a separate series of Securities in accordance with the terms of the Indenture and for all purposes under the Indenture; and

(H)	the Company has duly authorized the execution and delivery of this Ninth Supplemental Indenture and requested that the Trustee and the Paying Agent execute and deliver this Ninth Supplemental Indenture, and all requirements necessary to make this Ninth Supplemental Indenture a valid and binding instrument in accordance with its terms have been done.

NOW THEREFORE, in consideration of the purchase and acceptance of the Subordinated Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Subordinated Notes and the terms, provisions and conditions thereof, as well as for other purposes set forth herein, the parties hereto hereby agree as follows:

1.	DEFINITIONS

1.1	Definitions of Terms

For all purposes of the Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a)	a term defined in the Base Indenture and not otherwise defined herein has the same meaning when used in this Ninth Supplemental Indenture;

(b)	unless otherwise specified, a reference to a Section or Article is to a Section or Article of this Ninth Supplemental Indenture;

(c)	headings are for convenience of reference only and do not affect interpretation; and

(d)	the following terms have the meanings set forth below for purposes of this Ninth Supplemental Indenture and the Base Indenture as it relates to the series of Subordinated Notes issued hereunder.

Additional Amounts has the meaning set forth in Section 11.1.

Arrears of Interest means any Interest Payment, or part thereof, that has been deferred in accordance with Section 2.4(c) and Section 2.4(d), and has not subsequently been satisfied.

Base Redemption Price means, in respect of any date fixed for redemption of the Subordinated Notes or the Scheduled Maturity Date, the aggregate principal amount of the Subordinated Notes, together with any accrued but unpaid interest to (but excluding) such date fixed for redemption or the Scheduled Maturity Date and any Arrears of Interest.

Business Day means each Monday, Tuesday, Wednesday, Thursday or Friday, that is not a day on which banking institutions in New York and Amsterdam are authorized or obligated by law, regulation or executive order to close, on which foreign exchange markets are open for general business in New York and Amsterdam.

Calculation Agent means Citibank, N.A., or any other successor appointed by the Company, acting as calculation agent.

Capital Adequacy Event means that (i) in respect of Interest Payments and payments of principal, the amount of eligible ‘own funds’ (or any equivalent terminology employed by the then applicable Capital Adequacy Regulations) of the Company on a Group basis to cover the Solvency Capital Requirement or the Minimum Capital Requirement of the Company on a Group basis is, or as a result of an Interest Payment or a payment of principal would become, not sufficient to cover such Solvency Capital Requirement or Minimum Capital Requirement or (ii) (if required or applicable in order for the Subordinated Notes to qualify as regulatory capital of the Company on a Group basis under the then applicable Capital Adequacy Regulations from time to time) the Company’s Supervisory Authority has notified the Company that it has determined, in view of the financial and/or solvency condition of the Company, on a Group basis, that in accordance with the applicable Capital Adequacy Regulations at such time the Company must take specified action in relation to deferral of payments of principal and/or interest under the Subordinated Notes.

Capital Adequacy Regulations means (i) the solvency margin, capital adequacy regulations or any other regulatory capital rules, including those which set out the requirements on own funds, applicable to the Company or the Group from time to time pursuant to Dutch law and/or the laws of any other relevant jurisdiction and which set out the requirements to be satisfied by financial instruments to qualify as solvency margin or additional solvency margin or regulatory capital (or any equivalent terminology employed by the then applicable Capital Adequacy Regulations) and/or (ii) regulatory rules relating to the technical provisions and/or statutory liquidity requirements or any other capital adequacy regulations pursuant to Dutch law and/or the laws of any other relevant jurisdiction, each as applied and construed by the Company’s Supervisory Authority and applicable to the Company or the Group from time to time.

Capital Disqualification Event means that as a result of any change in the then applicable Capital Adequacy Regulations (or an official application or interpretation of those rules and regulations) on or after the issuance date of the Subordinated Notes, the Subordinated Notes cease to be capable of qualifying, in whole or in part as at least tier 2 basic own funds, on a Group basis, except where such non-qualification is only as a result of any applicable limitation on the amount of such capital.

Clearstream, Luxembourg means Clearstream Banking, S.A.

DTC means The Depository Trust Company.

Dutch Bail-in Power has the meaning set forth in Section 14.

Excluded Change means the codification in Dutch law of a “thin-capitalization” rule for insurers that is substantially similar to the policy intentions described in item N151 on page 67 of the Coalition Agreement of the (then) proposed Dutch Government (Regeerakkoord) 2017-2021 published on October 10, 2017.

Executive Board means the executive board of Aegon N.V.

Euroclear means Euroclear Bank SA/NV.

Final Payment Date has the meaning set forth in Section 3.7.

Global Securities has the meaning set forth in the Base Indenture.

Group means Aegon N.V. and all of its consolidated subsidiaries and Undertakings, as reflected in the primary consolidated financial statements of Aegon N.V.

Group Insurance Undertaking means an insurance undertaking or a reinsurance undertaking of the Group.

Indebtedness means all indebtedness for money borrowed that is created, assumed, incurred or guaranteed in any manner or for which the Company is otherwise responsible or liable.

Insolvent Insurer Liquidation means a liquidation of any Group Insurance Undertaking that is not a Solvent Insurer Liquidation.

insurance undertaking means a direct life or non-life insurance undertaking that has received authorization in accordance with Article 14 of the Solvency II Directive, as implemented in the relevant EU member state.

Interest Amount means:

•	in respect of an Interest Payment Date, the amount of interest payable on a Subordinated Note for the relevant Interest Period; and

•	in the event of redemption due to the Company’s optional early redemption, a Tax Event, a Capital Disqualification Event or a Rating Methodology Event or a payment on the Final Payment Date, any interest accrued in the period from (and including) the immediately preceding Interest Payment Date (or, if none, the issuance date of the Subordinated Notes) to (but excluding) the due date for such redemption, or the Final Payment Date, and, if not an Interest Payment Date, as calculated (i) in the case of the fixed interest rate, on a 30/360 day basis, but not including the date of such payment and (ii) in the case of the floating interest rate, on the basis of a 360-day year and the actual number of days elapsed in the relevant Interest Period, but not including the date of payment.

Interest Payment means (1) in respect of an Interest Payment Date, the aggregate Interest Amount for the Interest Period ending on such Interest Payment Date and (2) in respect of a payment on any other date on which an Interest Amount is payable, the aggregate Interest Amount for the relevant period.

Interest Payment Date has the meaning set forth in Section 2.4(a).

Interest Period has the meaning set forth in Section 2.4(b).

IRS means the U.S. Internal Revenue Service.

Junior Subordinated Indebtedness means any Subordinated Indebtedness that ranks or is expressed to rank junior to the Subordinated Notes, including but not limited to, the Company’s EUR 200,000,000 Fixed Rate Perpetual Capital Securities issued on 21 July 2006 (ISIN: NL0000168466), $500,000,000 6.50% Perpetual Capital Securities issued on 23 November 2005 (ISIN: NL0000062420), $250,000,000 Floating Rate Perpetual Capital Securities issued on 23 November 2005 (ISIN: NL0000062438), USD 1,000,000,000 6.375% Perpetual Capital Securities issued on 1 June 2005 (ISIN: NL0000021541), Euro 950,000,000 Perpetual Capital Securities issued on 15 July 2004 and 15 October 2004 (ISIN: NL0000116150) and USD 500,000,000 Perpetual Capital Securities issued on 15 July 2004 and 15 October 2004 (ISIN: NL0000116168).

Mandatory Deferral Event means that:

(a)	the Company determines that the Company is not or, on the relevant date on which an Interest Payment or a payment of principal would be made after taking into account amounts payable on that date on the Subordinated Notes, will not be Solvent; or

(b)	a Capital Adequacy Event has occurred and continues to exist or an Interest Payment or a payment of principal on the relevant date would cause a Capital Adequacy Event and a deferral of Interest Payments and/or payment of principal is required under the then Applicable Capital Adequacy Regulations, provided, however, that the occurrence of (b) above shall not constitute a Mandatory Deferral Event:

(1)	in respect of Interest Payments or Arrears of Interest, if:

(i)	the Company’s Supervisory Authority has exceptionally waived the deferral of such Interest Payment and/or payment of Arrears of Interest;

(ii)	paying the Interest Payment and/or Arrears of Interest does not further weaken the Company’s solvency position as determined in accordance with the then applicable Capital Adequacy Regulations; and

(iii)	the Minimum Capital Requirement will be complied with immediately after the Interest Payment and/or payment of Arrears of Interest is made;

(2)	in respect of payments of principal, if:

(i)	the Company’s Supervisory Authority has exceptionally waived the deferral of such principal payment;

(ii)	the Subordinated Notes are exchanged for or converted into another tier 1 or tier 2 basic own-fund of at least the same quality; and

(iii)	the Minimum Capital Requirement will be complied with immediately after the principal payment is made.

Mandatory Interest Payment Event means any of the following events:

(a)	a dividend (including any distribution from reserves) was declared payable in the general meeting of the Company’s shareholders, paid or made in respect of any common shares of the Company; or

(b)	the Company has repurchased or otherwise acquired any common shares in the Company’s own capital (other than shares repurchased or otherwise acquired by the Company, to the extent relevant, to reduce the Company’s capital, in the context of the Company’s own buy-back program, if any, under any equity derivative hedge structure or transaction, under any hedging of stock options program or any other compensation benefit program, if any, in connection with financial restructurings, mergers, acquisitions, split-offs, divestments or similar corporate transactions).

Minimum Capital Requirement means, when method 1 is applied, the minimum consolidated group Solvency Capital Requirement as referred to in the second subparagraph of article 230(2) of the Solvency II Directive or, in the case a combination of method 1 and 2 is used, the minimum consolidated group Solvency Capital Requirement as referred to in article 341 of the Solvency II Delegated Regulation (or any equivalent terminology employed by the then applicable Capital Adequacy Regulations).

Policyholder Claims means claims of policyholders in a liquidation of a Group Insurance Undertaking to the extent that those claims relate to any debt to which the Group Insurance Undertaking is, or may become, liable to a policyholder pursuant to a contract of insurance.

Qualifying Securities means securities issued directly or indirectly by the Company that have terms that are not materially less favorable to an investor than the terms of the Subordinated Notes (as reasonably determined by the Company in consultation with an independent investment bank, consulting firm or comparable expert of international standing on the subject and provided that a certification to such effect of a duly authorized person of the Company, shall have been delivered to the Trustee prior to the issuance of the relevant securities or them otherwise becoming the Company’s obligations), provided that such securities (1) contain terms such that they comply with the then current requirements of the Company’s Supervisory Authority in relation to tier 2 basic own funds, (2) include terms that provide for at least the same interest rate from time to time applying to the Subordinated Notes, and (3) rank at least pari passu with the Subordinated Notes.

Rating Methodology Event shall be deemed to occur upon a change in the methodology of a Rating Agency (or in the interpretation of such methodology) as a result of which the equity content previously assigned by such Rating Agency to the Subordinated Notes is, in the Company’s reasonable opinion, materially reduced when compared to the equity content assigned by such Rating Agency at the issuance date of the Subordinated Notes.

Rating Agency means S&P Global Ratings, Moody’s Investors Service, Fitch Rating or any of their affiliates, or any successor.

reinsurance undertaking means an undertaking that has received authorization to pursue reinsurance activities in accordance with Article 14 of the Solvency II Directive, as implemented in the relevant EU member state.

Relevant Date means:

•	in respect of any payment other than a Winding-Up Claim, the date on which such payment first becomes due and payable but, if the full amount of the monies payable on such date has not been received by the Paying Agent on or prior to such date, the “Relevant Date” means the date on which such monies shall have been so received and notice to that effect shall have been given to the Holders of the Subordinated Notes in accordance with the terms of the Indenture.

•	in respect of a Winding-Up Claim, the date that is one day prior to the commencement of the Company’s Winding-Up, or the date that is one day prior to the date of redemption of the Subordinated Notes, as applicable.

Required Interest Deferral Date means each Interest Payment Date in respect of which (i) a Mandatory Deferral Event has occurred and is continuing on such Interest Payment Date, or (ii) the payment of such interest would itself cause a Mandatory Deferral Event.

Senior Creditors means all the Company’s present and future unsubordinated and unsecured creditors.

Senior Debt means the principal of and premium, if any, and interest on any of the Company’s Indebtedness currently outstanding or to be issued hereafter unless such Indebtedness, by the terms of the note by which it is created or evidenced, is not senior in right of payment to the Subordinated Notes. The Company’s outstanding Subordinated Indebtedness shall not be considered Senior Debt.

Solvency II means the Solvency II Directive and any additional measures adopted to give effect to the Solvency II Directive (for the avoidance of doubt, whether implemented by way of regulation, directives or otherwise).

Solvency II Delegated Regulation means Commission Delegated Regulation (EU) 2015/35 of October 10, 2014 supplementing the Solvency II Directive, as amended from time to time.

Solvency II Directive means Directive 2009/138/EC of the European Union of November 25, 2009 as implemented in The Netherlands and the implementing measures by the European Commission thereunder, as amended from time to time.

Solvency Capital Requirement means the Group Solvency Capital Requirement as referred to in the Solvency II Directive (or any equivalent terminology employed by the then applicable Capital Adequacy Regulations).

Solvent means the Company is (i) able to pay the Company’s debts to Senior Creditors as they fall due and (ii) the Company’s assets exceed the Company’s liabilities (other than the Company’s liabilities to persons who are not Senior Creditors). For these purposes, assets refers to the non-consolidated gross assets of the Company and liabilities means the non-consolidated gross liabilities of the Company, in each case as shown by the then latest published audited balance sheet of the Company, but adjusted for contingencies and for subsequent events in such manner and to such extent as the Company’s Executive Board, the Company’s auditors or, as the case may be, the Company’s liquidator may determine.

Solvent Insurer Liquidation means the liquidation of any Group Insurance Undertaking where the Company has determined, acting reasonably, that all Policyholder Claims of the Group Insurance Undertaking will be met.

Subordinated Indebtedness means any of the Company’s Indebtedness the right to payment of which is, or is expressed to be, or is required by any present or future agreement of the Company to be, subordinated in the event of the Company’s bankruptcy, winding up, moratorium or emergency regulations being applied to the Company (faillissement, vereffening na ontbinding, surseance van betaling or noodregeling).

Successor Jurisdiction has the meaning set forth in Section 11.1.

Supervisory Authority means any relevant regulator supervising the Company in respect of its compliance with any applicable Capital Adequacy Regulations. The current Supervisory Authority is the Dutch Central Bank (De Nederlandsche Bank N.V.).

Undertaking means a corporate body, partnership, limited partnership, cooperative or an incorporated association carrying on a trade or business with or without a view to profit in which the Company has direct or indirect financial, commercial or contractual majority interest.

Winding Up means the Company’s winding up (vereffening na ontbinding), bankruptcy (faillissement) or emergency regulations being applied to the Company (noodregeling) if that constitutes a liquidation.

Winding-Up Claim means, in the Company’s Winding Up, amounts in respect of the aggregate principal amount of the Subordinated Notes (whether or not yet due), together with any accrued but unpaid interest (including Arrears of Interest). A Winding-Up Claim shall not bear interest.

2.	GENERAL TERMS AND CONDITIONS OF THE SUBORDINATED NOTES

2.1	Designation and Principal Amount

The aggregate principal amount of Subordinated Notes that may be authenticated and delivered under this Indenture is unlimited.

2.2	Maturity

Unless otherwise redeemed or purchased and cancelled, but subject to the conditions set forth in Section 3.7, the principal amount of the Subordinated Notes shall be due and payable on April 11, 2048 (the Scheduled Maturity Date).

2.3	Form, Issuance, Registration and Exchange

The Subordinated Notes shall:

(a)	be issued as Securities in minimum denominations of $200,000 and in integral multiples of $1,000 in excess thereof represented by one or more Global Securities, and shall not be exchangeable for definitive Subordinated Notes except in the limited circumstances as provided in Section 12.1; and

(b)	be issued as Global Securities deposited with or on behalf of DTC or its nominee and registered in the name of Cede & Co., as nominee of DTC; provided, however, (i) such Global Securities may not be transferred except as a whole by DTC to a nominee or a successor to DTC, unless and until the Subordinated Notes are exchanged for definitive Subordinated Notes in the limited instances as provided in Section 12.1; (ii) beneficial interests in the Global Securities shall be shown on, and transfers thereof shall be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream, Luxembourg; and (iii) so long as DTC, or its nominee, is the Holder of the Global Securities, it shall be considered the sole Holder of the Global Securities for all purposes under the Indenture.

2.4	Payments

(a)	Interest Rate and Interest Payment Dates

Subject to the Company’s right or obligation to defer interest payments pursuant to Section 2.4(c) and Section 2.4(d), the Subordinated Notes shall bear interest (i) at an initial fixed rate of 5.500% per annum, payable semi-annually in arrears on April 11 and October 11 of each year (each such date, a Fixed Rate Interest Payment Date), commencing on October 11, 2018, from and including the date of issuance to but excluding April 11, 2028, or any earlier redemption, and (ii) thereafter, at a floating rate per annum equal to the then-current six-month LIBOR plus 3.539%, payable semi-annually in arrears on April 11 and October 11 of each year (each a Floating Rate Interest Payment Date, and together with the Fixed Rate Interest Payment Dates, each such date an Interest Payment Date), commencing on October 11, 2028.

Interest on the Subordinated Notes shall be computed and paid on the basis of a 360-day year consisting of twelve 30-day months to, but excluding, April 11, 2028 and thereafter on the basis of a 360-day year and the actual number of days elapsed in the Interest Period. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one half cent being rounded upward. The interest rate on the Subordinated Notes shall in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

(b)	Interest Period.

Subject to the conditions contained in the Indenture (including Section 2.4(c) and Section 2.4(d)):

(i)	each period from (and including) an Interest Payment Date (or, as the case may be, the issuance date, in respect of the first Interest Payment Date), to (but excluding) the immediately following Interest Payment Date (or any redemption date, the Scheduled Maturity Date or the Final Payment Date (as defined below)) is an Interest Period.

(ii)	if any Interest Payment Date, any redemption date, the Scheduled Maturity Date or the Final Payment Date of the Subordinated Notes falls on a day that is not a Business Day, the Company shall make any required payment on the next succeeding Business Day, and no additional interest shall accrue in respect of any payment made on such next succeeding Business Day. In the event that a Floating Rate Interest Payment Date falls on a day that is not a Business Day, then such Floating Rate Interest Payment Date shall be postponed to the next succeeding business day unless such day falls in the next succeeding calendar month, in which case such Floating Rate Interest Payment Date shall be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day shall include interest accrued to but excluding such Business Day.

(iii)	interest shall accrue on the Subordinated Notes from the issuance date of the Subordinated Notes until the full outstanding principal amount of such Subordinated Note is paid or duly made available for payment. Each Subordinated Note shall cease to bear interest from the relevant date on which payment is due, unless, upon due presentation, payment of principal is improperly withheld or refused or default is otherwise made in the payment thereof, in which event, such principal amount shall continue to bear interest at the interest rate then applicable to the principal amount of the Subordinated Notes.

(iv)	the Company shall make any required Interest Payments through the Paying Agent to the person in whose name such Subordinated Note is registered at the close of business 15 calendar days immediately preceding the applicable Interest Payment Date, whether or not such day is a Business Day.

LIBOR for each Interest Reset Date shall be determined by the Calculation Agent as follows:

LIBOR shall be the offered rate for deposits in U.S. dollars for the six-month period that appears on the Screen Page at approximately 11:00 a.m., London time, two “London banking days” prior to the applicable Interest Reset Date.

If this rate does not appear on the Screen Page at such time and date, the Calculation Agent shall determine the rate on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (selected by the Company) at approximately 11:00 a.m., London time, two London banking days prior to the applicable Interest Reset Date to prime banks in the London interbank market (or, to the extent that an industry-accepted substitute or successor rate for such rate has been established (as determined by the Company in its sole discretion), such successor rate) for a period of six months commencing on that Interest Reset Date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. If on the Interest Reset Date, LIBOR has been discontinued or is unavailable and the Company has determined that an industry-accepted substitute or successor rate for LIBOR has been established, the Company will notify the Calculation Agent in writing and the Calculation Agent will request four major banks in the London interbank market (as selected by the Company) to adjust such successor rate to include any necessary adjustment factor to make it comparable to a six-month interbank deposit rate. Under these circumstances, the Calculation Agent shall request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided, LIBOR for that Interest Reset Date shall be the average of the quotations. If fewer than two quotations are provided as requested, LIBOR for that Interest Reset Date shall be the average of the rates quoted by three major banks in New York, New York (selected by the Company) at approximately 11:00 a.m., New York time, two London banking days prior to the applicable Interest Reset Date for loans in U.S. dollars to leading banks for a period of six months commencing on that Interest Reset Date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time; provided that if fewer than three quotations are provided as requested, for the period until the next Interest Reset Date, or if on the Interest Reset Date, LIBOR has been discontinued or is unavailable and the Company have determined that no industry-accepted substitute or successor rate for LIBOR has been established, LIBOR for that Interest Reset Date will be the last observable rate which appears on the Screen Page, as determined by the Calculation Agent.

Notwithstanding any other provision of this Section 2.4, no substitute or successor rate will be adopted, nor will any other amendment to the terms of any series of Subordinated Notes be made, if and to the extent that, in the Company’s determination, the same could reasonably be expected to prejudice the qualification of the Subordinated Notes as tier 2 basic own funds of the Group or otherwise result in a violation of the then applicable Capital Adequacy Regulations.

The Calculation Agent shall not be responsible to the Company, Holders of the Subordinated Notes, the Trustee or any third party for any failure of the reference banks to provide quotations as requested of them or as a result of the Calculation Agent having acted on any quotation or other information given by any reference bank, which subsequently may be found to be incorrect or inaccurate in any way. The Calculation Agent shall have no liability to the Company, Holders of the Subordinated Notes, the Trustee or to any third party as a result of losses suffered due to the lack of an applicable rate of interest or the use of a substitute or successor rate.

A London banking day is any day, other than a Saturday or Sunday, in which dealings in U.S. dollar deposits are transacted in the London interbank market.

Interest Reset Date means the first day of each applicable Interest Period, commencing on April 11, 2028.

Screen Page means Reuters Page LIBOR01 (or such other screen page of Reuters or such other information service which is the successor to Reuters Page LIBOR01 for the purpose of displaying such rates).

(v)	The Calculation Agent will, upon the determination of each interest rate as described herein, calculate the aggregate Interest Amount and cause the interest rate and the aggregate Interest Amount payable in respect of an Interest Period to be notified to the Company, the Trustee and the New York Stock Exchange. All calculations made by the Calculation Agent in the absence of willful misconduct or manifest error will be conclusive for all purposes and binding on the Company and the Holders of the Subordinated Notes. The Company may appoint a successor Calculation Agent at any time at its discretion.

(vi)	By its acquisition of the Subordinated Notes, each Holder of Subordinated Notes (which, for these purposes, includes each beneficial owner) will acknowledge, accept, consent and agree to be bound by the Calculation Agent’s or the Company’s determination of LIBOR and any adjustment factors applied thereto, including as may occur without any prior notice from the Company and without the need for the Company to obtain any further consent from such Holder.

By its acquisition of the Subordinated Notes, each Holder of Subordinated Notes (which, for these purposes, includes each beneficial owner) also (i) will waive any and all claims, in law and/or in equity, against the Trustee, the Paying Agent and the Calculation Agent for, agree not to initiate a suit against the Trustee, the Paying Agent and the Calculation Agent in respect of, and agree that neither the Trustee, the Paying Agent nor the Calculation Agent will be liable for, the determination of or the failure to determine any LIBOR (including any adjustments thereto) and any losses suffered in connection therewith, and (ii) will agree that neither the Trustee, the Paying Agent nor the Calculation Agent will have any obligation to determine any LIBOR (including any adjustments thereto), including in the event of any failure by the Company to determine any LIBOR.

(c)	Required Deferral of Interest Payments

(i)	If any Interest Payment is due to be made on a Required Interest Deferral Date, then the Company shall defer such Interest Payment (and payment of any Arrears of Interest, as defined below), and the Company shall not have any obligation to make all or part of such Interest Payment (or any payment of Arrears of Interest). The Company shall notify the Trustee, the Paying Agent and the Holders of the Subordinated Notes not less than five Business Days prior to an Interest Payment Date (or as soon as reasonably practicable if a Mandatory Deferral Event occurs less than five Business Days prior to an Interest Payment Date) if a Mandatory Deferral Event has occurred and is continuing on such Interest Payment Date or the payment of such interest would itself cause a Mandatory Deferral Event.

(ii)	Interest Payments (and any Arrears of Interest) shall become mandatorily due and payable on a Mandatory Interest Payment Date. A Mandatory Interest Payment Date means an Interest Payment Date if during a period of six months prior to such Interest Payment Date a Mandatory Interest Payment Event has occurred; provided, however, that if a Mandatory Deferral Event occurred during the Interest Period immediately preceding such Interest Payment Date, such Interest Payment Date shall only be a Mandatory Interest Payment Date if such Mandatory Interest Payment Event occurred after the relevant Mandatory Deferral Event, as applicable, and such Mandatory Deferral Event has ceased to exist on such Interest Payment Date.

(d)	Optional Deferral of Interest Payments

Subject to Section 2.4(c), the Company may in respect of any Interest Payment that would, in the absence of deferral in accordance with the provisions hereof, be due and payable, defer all or part of such Interest Payment by giving written notice to the Trustee, Paying Agent and the Holders of the Subordinated Notes not less than 10 Business Days prior to the relevant Interest Payment Date.

(e)	Arrears of Interest

Subject to the prior approval of the Company’s Supervisory Authority to the extent required pursuant to the then applicable Capital Adequacy Regulations in order for the Subordinated Notes to qualify as at least tier 2 basic own funds of the Group, Arrears of Interest may, at the Company’s option be paid in whole or in part at any time; provided, however, that no Mandatory Deferral Event has occurred and is continuing at the time of such payment.

Subject to Section 4.1, all Arrears of Interest in respect of all Subordinated Notes for the time being outstanding shall become due and payable in full on the Arrears of Interest Satisfaction Date. An Arrears of Interest Satisfaction Date shall mean the date that is the earliest of:

(a)	the first succeeding Mandatory Interest Payment Date, provided that no Mandatory Deferral Event has occurred and is continuing at the time of such payment (nor would the payment itself cause a Mandatory Deferral Event);

(b)	the date of any redemption or substitution of the Subordinated Notes in accordance with Article 3, provided that no Mandatory Deferral Event has occurred and is continuing at the time of such payment (nor would the payment itself cause a Mandatory Deferral Event); and

(c)	the date upon which an order is made or an effective resolution is passed for the Company’s Winding Up.

Any Interest Payment deferred by the Company in accordance with the provisions of Section 2.4(c) and Section 2.4(d) shall be at the Company’s disposal for the Company’s discretionary use.

(f)	Waiver of Set-Off

By purchasing Subordinated Notes, the Holders of Subordinated Notes and the Trustee shall be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to the Subordinated Notes or the Indenture (or between the Company’s obligations regarding the Subordinated Notes and any liability owed by a Holder of Subordinated Notes or the Trustee to the Company) that the Holders of Subordinated Notes or the Trustee might otherwise have against the Company. Each Holder of Subordinated Notes shall, by virtue of holding any Subordinated Note, be deemed to have waived any such right of set-off.

3.	REDEMPTION, SUBSTITUTION, VARIATION AND PURCHASES

3.1	General

Any redemption made in accordance with this Article 3 shall be made in accordance with Section 1102, Section 1104 and Section 1105 of the Base Indenture.

3.2	Optional Redemption

The Company may, subject to having received the prior approval of the Company’s Supervisory Authority if required pursuant to the then applicable Capital Adequacy Regulations, and having given notice in accordance with Section 3.8, redeem the Subordinated Notes in whole (but not in part) at the Company’s option on April 11, 2028, or on any Interest Payment Date thereafter, at their Base Redemption Price.

3.3	Redemption for Tax Reasons

(a)	If, as a result of any change in the laws or regulations of The Netherlands or of any political subdivision thereof or any authority or agency therein or thereof having power to tax or in the interpretation or administration of any such laws or regulations that becomes effective on or after the date of issuance of the Subordinated Notes (a Change in Law):

(1)	the Company would be required to pay Additional Amounts as set forth under Section 11; or

(2)	other than as a result of an Excluded Change (as defined in Section 1.1), there is more than an insubstantial risk that the Company would not obtain full or substantially full deductibility for the purposes of Dutch corporation tax for any payment of interest, and the Company cannot avoid this risk or the requirement to pay Additional Amounts by taking reasonable measures (each such event, a Tax Event), and the occurrence of a Tax Event is evidenced by the delivery by the Company to the Trustee of a certificate signed by an authorized officer of the Company stating that a Tax Event has occurred and is continuing, and describing the facts leading thereto, and an opinion of independent legal or tax advisers of recognized standing with respect to Dutch tax matters to the effect that a Tax Event has occurred and is continuing, the Company may, at the Company’s option, subject to having received the prior approval of the Company’s Supervisory Authority if required pursuant to the then applicable Capital Adequacy Regulations, and having given notice in accordance with Section 3.8, redeem the Subordinated Notes in whole (but not in part), at their Base Redemption Price.

(b)	Section 1109 of the Base Indenture shall not apply to the Subordinated Notes.

3.4	Redemption for Regulatory Reasons

(a)	If a Capital Disqualification Event has occurred, then, subject to the Company having received the prior approval of the Company’s Supervisory Authority if required pursuant to the then applicable Capital Adequacy Regulations, the Company may, having given notice in accordance with Section 3.8, redeem the Subordinated Notes in whole (but not in part) at their Base Redemption Price.

(b)	Prior to the publication of any notice of redemption pursuant to Section 3.4(a), the Company shall deliver to the Trustee a certificate signed by one or more members of the Company’s Executive Board stating that a Capital Disqualification Event has occurred and is continuing as of the date of such certificate.

3.5	Redemption for Rating Reasons

(a)	If after the issuance date of the Subordinated Notes, the Company determines that a Rating Methodology Event has occurred with respect to the Subordinated Notes, the Company may, subject to the Company’s having received the prior approval of the Company’s Supervisory Authority if required pursuant to the then applicable Capital Adequacy Regulations and having given notice in accordance with Section 3.8, redeem the Subordinated Notes in whole (but not in part) at their Base Redemption Price.

(b)	Prior to the publication of any notice of redemption pursuant to Section 3.5(a), the Company shall deliver to the Trustee a certificate signed by one or more members of the Company’s Executive Board stating that a Rating Methodology Event has occurred and is continuing as of the date of such certificate.

3.6	Substitution and Variation of the Subordinated Notes

(a)	If a Tax Event, a Capital Disqualification Event or a Rating Methodology Event has occurred and is continuing, then the Company may (without any requirement for the consent or approval of the Holders of Subordinated Notes), having given not less than seven days’ written notice to the Trustee, the Paying Agent and the Holders of the Subordinated Notes (which notice shall be irrevocable), at any time either substitute the Subordinated Notes in whole (but not in part) for, or vary the terms of the Subordinated Notes so that they remain or, as appropriate, become, Qualifying Securities. Upon the expiry of such notice, the Company shall either vary the terms of, or substitute, the Subordinated Notes in accordance with this Section 3.6 as the case may be.

(b)	In addition, any substitution or variation is subject to (i) in respect of substitution only, all Interest Amounts, including Arrears of Interest, and any other amount payable under the Subordinated Notes that in each case has accrued to Holders of the Subordinated Notes and has not been paid, being satisfied in full on or prior to the date thereof, (ii) so long as the Company is subject to then applicable Capital Adequacy Regulations, the prior approval of the Company’s Supervisory Authority if required under the then applicable Capital Adequacy Regulations and compliance with the then applicable Capital Adequacy Regulations, (iii) the substitution or variation not itself giving rise to a negative change in any published rating of the Subordinated Notes in effect at such time as confirmed in writing by any solicited rating organizations that have given such published rating of the Subordinated Notes immediately prior to such substitution or variation, (iv) the substitution or variation not triggering the right on the Company’s part to redeem the Subordinated Notes pursuant to Section 3.3, Section 3.4 or Section 3.5 and (v) a certification by the Company, represented by at least one member of the Executive Board, that the securities to be offered in substitution for the Subordinated Notes or the terms of the Subordinated Notes as so varied are Qualifying Securities and that the conditions set out above have been complied with, which certificate shall be delivered to the Trustee prior to the substitution or variation of the Subordinated Notes and upon which certificate the Trustee shall be entitled to rely absolutely without liability to any person.

(c)	In connection with any substitution or variation as described above, the Company shall comply with applicable regulatory and legal requirements, including the Trust Indenture Act of 1939, as amended (the Trust Indenture Act), and the rules of any stock exchange or other relevant authority on which the Subordinated Notes are then listed or admitted to trading.

3.7	Condition for Redemption or Purchase of Subordinated Notes

(a)	Subordinated Notes may only be redeemed (whether before, on or after the Scheduled Maturity Date) or purchased by the Company (in the open market or otherwise) provided that (i) no Mandatory Deferral Event has occurred and is continuing on the relevant date for redemption or purchase, (ii) such redemption or purchase would not itself cause a Mandatory Deferral Event and (iii) as long as enforced by the Company’s Supervisory Authority, no Insolvent Insurer Liquidation has occurred and is continuing on the relevant date for redemption or purchase, or in each case, as otherwise permitted by the Company’s Supervisory Authority, and subject to the Company having received the prior approval of the Company’s Supervisory Authority if required pursuant to the then applicable Capital Adequacy Regulations in order for the Subordinated Notes to qualify as tier 2 basic own funds of the Group. If on the relevant date for redemption (i) a Mandatory Deferral Event has occurred and is continuing, (ii) a redemption would itself cause a Mandatory Deferral Event or (iii) an Insolvent Insurer Liquidation has occurred and is continuing, then the Subordinated Notes may only be redeemed on any day thereafter on which no Mandatory Deferral Event is continuing, the redemption would itself not cause a Mandatory Deferral Event and no Insolvent Insurer Liquidation is continuing or the applicable condition has been waived by the Company’s Supervisory Authority (any such date, the Final Payment Date).

(b)

If a purchase in accordance with Section 3.9, a redemption of the Subordinated Notes in accordance with Section 3.3, Section 3.4 or Section 3.5, is to occur before April 11, 2023, any such purchase or redemption shall only be made (i) in compliance with the then applicable Capital Adequacy Regulations and (ii) on the condition that the Subordinated Notes are exchanged for, or redeemed out of the proceeds of a new issue of, capital of the same or higher quality, provided that this condition shall not apply if the then applicable Capital Adequacy Regulations do not require such redemption to be so funded (on the basis that the Subordinated

Notes are intended to qualify as at least tier 2 basic own funds, on a Group basis). A certificate by the Company, represented by at least one member of the Company’s Executive Board, delivered to the Trustee confirming such compliance shall be conclusive evidence of such compliance and upon which certificate the Trustee shall be entitled to rely absolutely without liability to any person.

(c)	Any payment of principal deferred by the Company in accordance with the provisions of this Section 3.7 shall be at the Company’s disposal.

3.8	Notice of Redemption

Before the Company may redeem the Subordinated Notes prior to the Scheduled Maturity Date as described herein, the Company must give not less than 30 nor more than 60 days’ notice before the applicable redemption date to the Trustee, the Paying Agent and Holders of the Subordinated Notes. Subject to the provisions of this Article 3 (including Section 3.7), any notice of redemption is irrevocable and must be given in accordance with the terms of the Indenture, except that the exercise of the Dutch Bail-in Power by the relevant resolution authority prior to the date fixed for redemption shall automatically revoke such notice and no Subordinated Notes shall be redeemed and no payment in respect of the Subordinated Notes shall be due and payable.

3.9	Purchases

Subject to the provisions of Section 3.7, and subject to the Company’s first obtaining any required consent of the Company’s Supervisory Authority, the Company may at any time purchase in the open market or otherwise Subordinated Notes in any manner and at any price. Purchased Subordinated Notes may be held, resold or, at the Company’s option, cancelled, as set forth in Section 3.10.

3.10	Cancellation

Cancellation of any Subordinated Notes so redeemed or repaid by the Company shall be effected by reducing the principal amount of the Global Securities, and any Subordinated Notes so cancelled may not be reissued or resold and the Company’s obligations in respect of any such cancelled Subordinated Notes shall be discharged.

4.	REMEDIES

4.1	Non-Payment When Due; Limitation of Remedies

(a)	The Company’s Winding Up shall be an acceleration event in relation to the Subordinated Notes. In the event of the Company’s Winding Up, the Trustee or the Holders of not less than 25% in principal amount of the Subordinated Notes then outstanding may declare due and payable the principal amount of all the Subordinated Notes and all interest then accrued thereon, if any, (including any Arrears of Interest), by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such amount shall become immediately due and payable.

(b)

A Non-Payment Event shall occur with respect to the Subordinated Notes only if the Company does not elect to defer an Interest Payment, the Company is not obliged to defer an Interest Payment due to a Mandatory Deferral Event or is not required to postpone the payment of principal due to any of the requirements not being satisfied under Section 3.7 and nevertheless fails to pay or set aside for payment the amount due to satisfy, when due, any such payment of principal or Interest Payment (and, with respect to a Mandatory Interest Payment Date and any Arrears of Interest), and such failure continues for 14 days. In no event shall any non-payment of interest or principal due to the exercise of any Dutch Bail-in Power by the relevant resolution authority be deemed a Non-Payment Event. Holders of the Subordinated Notes have the absolute and unconditional right to institute suit for the enforcement of any Interest Payment that the Company does not timely elect to defer or is not obliged to defer, or any payment of principal that the Company is not required to postpone, and such right may not be impaired without the consent of the Holder. The Trustee may not, however, in the case of a Non-Payment Event in respect of an Interest Payment (and, with respect to a Mandatory Interest Payment Date and any Arrears of Interest) declare the principal amount of any outstanding Subordinated Note to be due and payable.

(c)	Subject to the provisions of this Section 4.1, and without prejudice to Sections 504 and 505 of the Base Indenture, the Trustee may at its discretion and without further notice institute such proceedings against the Company as it may think fit to enforce any term or condition binding on the Company under this Indenture and the Subordinated Notes (other than for the payment of any principal or satisfaction of any Interest Payments in respect of the Subordinated Notes); provided that the Company shall not by virtue of the institution of any such proceedings be obligated to pay any sum or sums, in cash or otherwise, sooner than it would otherwise have been obligated to pay.

(d)	The Trustee shall not be bound to take any of the foregoing actions against the Company to enforce the terms of this Indenture or the Subordinated Notes unless (i) it shall have been so requested by an extraordinary resolution or in writing by the Holders of at least 25% in principal amount of the Subordinated Notes then outstanding and (ii) it shall have been offered security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

(e)	Sections 501, 502 and 503 of the Base Indenture shall not apply with respect to the Subordinated Notes, and all references to an Event of Default in any other provision of the Base Indenture shall be deemed deleted and shall instead refer to a Winding Up.

5.	SUBORDINATION

5.1	Agreement to Subordinate

The Company covenants and agrees, and each Holder of Subordinated Notes issued hereunder, by such Holder’s acceptance thereof, likewise covenants and agrees, that the obligations represented by the Subordinated Notes issued hereunder shall be the Company’s unsecured obligations ranking equally without any preference among themselves and shall, in the event of the Company’s bankruptcy, winding up, moratorium or emergency regulations being applied to the Company (faillissement, vereffening na ontbinding, surseance van betaling or noodregeling) be subordinated in right of payment to the prior payment in full of all of the Company’s Senior Debt, present and future, but shall rank senior to all the Company’s classes of share capital and to any Junior Subordinated Indebtedness.

By virtue of the above subordination:

(a)	all payments to Holders of Subordinated Notes shall, in the event of the Company’s bankruptcy, winding up, moratorium or emergency regulations being applied to the Company (faillissement, vereffening na ontbinding, surseance van betaling or noodregeling), only be made after all Senior Debt admissible in any such bankruptcy, winding up, moratorium or emergency regulations being applied to the Company (faillissement, vereffening na ontbinding, surseance van betaling or noodregeling) has been satisfied in full following which the obligations in respect of the Subordinated Notes will rank at least equally with all other Subordinated Indebtedness; and

(b)	the Company’s creditors who are not Holders of Senior Debt may, subject to any subordination provisions that may be applicable to such creditors, recover more, ratably, than Holders of the Subordinated Notes.

If at any time an order is made, or an effective resolution is passed, for the Company’s Winding Up Holders of the Subordinated Notes shall, in respect of each Subordinated Note held, be entitled to a Winding-Up Claim, which Winding-Up Claim will rank as described above.

5.2	Section 1402 of the Base Indenture

With respect to the Subordinated Notes, the provisions of Section 5.1 replace in their entirety Section 1402 of the Base Indenture. In addition, with respect to the Subordinated Notes, Section 1403 through Section 1416 of Article 14 of the Base Indenture is hereby amended by replacing the term “Senior Debt” as used in such sections with the term “Senior Debt” as defined in this Ninth Supplemental Indenture.

5.3	Subordination not Applicable

For the avoidance of doubt, nothing in this Article 5 (Subordination) or Article 14 (Subordination of Securities) of the Base Indenture shall apply to the claims of, or payments to, the Trustee under or pursuant to Sections 506 and 607 of the Base Indenture.

6.	COVENANTS OF THE COMPANY

6.1	Officers’ Certificate on Postponement

If the Company elects or is obliged to postpone any Interest Payment in accordance with Section 2.4 or payment of principal due to any of the requirements not being satisfied under Section 3.7, it shall deliver to the Trustee and the Paying Agent, no later than the provision of any notice to Holders of Subordinated Notes as provided herein, an Officers’ Certificate, certifying that it is obliged to defer the Interest Payment pursuant to Section 2.4(c), has elected to defer the Interest Payment pursuant to Section 2.4(d) or is obliged to postpone the payment of principal due to any of the requirements not being satisfied under Section 3.7, as applicable.

7.	FORM OF SUBORDINATED NOTES

7.1	Form of Subordinated Notes

The Subordinated Notes shall be substantially in the form of Schedule 1 hereto. Schedule 1 hereto is hereby incorporated into and expressly made a part of this Ninth Supplemental Indenture.

8.	ORIGINAL ISSUE OF SUBORDINATED NOTES

8.1	Original Issue of Subordinated Notes

Subordinated Notes in the initial aggregate principal amount of up to $800,000,000 may, upon execution of this Ninth Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver such Subordinated Notes to or upon the written order of the Company, in accordance with Section 303 of the Base Indenture.

There is no limit on the amount of Subordinated Notes that may be issued pursuant to this Ninth Supplemental Indenture.

9.	WINDING UP

9.1	Winding Up

If at any time an order is made, or an effective resolution is passed, for a Winding Up, Holders of the Subordinated Notes shall, in respect of each Subordinated Note held, be entitled to a Winding-Up Claim, which Winding-Up Claim shall rank for payment in accordance with Section 5.1.

10.	SATISFACTION AND DISCHARGE

10.1	Satisfaction and Discharge

The Company covenants and agrees, and each Holder of Subordinated Notes issued hereunder, by such Holder’s acceptance thereof, likewise covenants and agrees, that all Subordinated Notes shall be issued as Securities subject to the provisions of Article 4 of the Base Indenture.

11.	TAXATION; ADDITIONAL AMOUNTS

11.1	General

All amounts payable (whether in respect of principal, redemption amount, interest or otherwise) in respect of the Subordinated Notes will be made free and clear of, and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of The Netherlands or the government of a jurisdiction in which a successor to the Company is organized (a Successor Jurisdiction), unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, subject to the Company’s right to elect to defer or any obligation to defer any Interest Payment, the Company shall pay such additional amounts (Additional Amounts) as may be necessary in order that the net amounts receivable by the Holder of any Subordinated Note after such withholding or deduction will equal the respective amounts that would have been receivable by such Holder in the absence of such withholding or deduction; except that no such Additional Amounts shall be payable in relation to any payment in respect of any Subordinated Note presented for payment:

(a)	by or on behalf of, a Holder of a Subordinated Note who is liable for such taxes, duties, assessments or governmental charges in respect of such Subordinated Note by reason of his having some connection with The Netherlands or a Successor Jurisdiction, as applicable, by which such taxes, duties, assessments or governmental charges have been imposed, levied, collected, withheld or assessed other than the mere holding of such Subordinated Note;

(b)	(where presentation is required) more than 30 days after the Relevant Date, except to the extent that the relevant Holder would have been entitled to such Additional Amounts on presenting the same for payment on the expiry of such period of 30 days;

(c)	in respect of any estate, inheritance, gift, sales, transfer, wealth, personal property or similar tax, assessment or other governmental charge;

(d)	in respect of any tax, assessment or other governmental charge that would not have been imposed but for a failure to comply with any applicable certification, information, identification, documentation or other reporting requirements concerning the nationality, residence, identity of the Holder or beneficial owner of a Subordinated Note if such compliance is required as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(e)	by or on behalf of a Holder who would have been able to avoid such withholding or deduction by presenting the relevant Subordinated Note to another Paying Agent;

(f)	in respect of any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended, (the Code, any regulations or agreements thereunder, and official interpretations thereof or any law implementing an intergovernmental approach thereto (FATCA)); or

(g)	by or on behalf of, a Holder of a Subordinated Note who is liable for such taxes, duties, assessments or governmental charges due to being a (deemed) tax resident of, or otherwise being connected to, a low-tax jurisdiction for purposes of any Dutch tax law codified pursuant to the policy intentions described in item N151 on page 67 of the Coalition Agreement of the (then) proposed Dutch Government (Regeerakkoord) 2017-2021 published on October 10, 2017.

In the absence of definitive guidance as to whether the withholding or deduction of such taxes, duties, assessments or governmental charges is required by any Dutch tax law referred to in (g) above, by reason of a certain tax jurisdiction having to be or being considered a low-tax jurisdiction, the term low-tax jurisdiction shall be interpreted in the Company’s reasonable judgment, in accordance with the relevant statutory language, any implementing regulations, any interpretative guidance provided by the relevant authorities and any other sources generally accepted, or relied on, for the purpose of interpreting Dutch tax law at the time of the actual payment.

If the Company becomes subject at any time to any taxing jurisdiction other than or in addition to The Netherlands, references herein to The Netherlands shall be read and construed as references to The Netherlands and/or to such other jurisdiction.

References herein to principal, redemption amount and/or interest shall include any Additional Amounts that may become payable pursuant to the terms of the Indenture.

11.2	Section 1006 of the Base Indenture

The provisions of Section 1006 of the Base Indenture are hereby replaced by Section 11.1 hereof and shall not apply with respect to the Subordinated Notes.

12.	MISCELLANEOUS

12.1	Issuance of Definitive Subordinated Notes

(a)	So long as DTC holds the Global Securities, the Global Securities shall not be exchangeable for definitive Subordinated Notes unless: (i) DTC notifies the Trustee that it is unwilling or unable to continue to hold the book-entry Subordinated Notes, or DTC ceases to be a clearing agency registered under the Exchange Act and the Trustee does not appoint a successor to DTC that is registered under the Exchange Act within 120 days; or (ii) at any time the Company determines in its sole discretion that the Global Securities representing the Subordinated Notes should be exchanged for definitive Subordinated Notes in registered form.

(b)	Each person having an ownership or other interest in the Subordinated Notes must rely exclusively on the rules and procedures of DTC or any participant therein, as the case may be, and any agreement with any participant of DTC or any participant therein, as the case may be, or any other securities intermediary through which that person holds its interest to receive or direct the delivery or possession of any definitive Subordinated Notes.

(c)	Any definitive Subordinated Notes shall be issued in registered form only in denominations of $200,000 and in integral multiples of $1,000 in excess thereof and shall be substantially in the form of the Global Security included as Schedule 1 hereto with such insertions, omissions, substitutions and other variations as appropriate for definitive Subordinated Notes as evidenced by the execution of such securities. To the extent permitted by law, the Company and the Trustee are entitled to treat the person in whose name any definitive Subordinated Note is registered as its absolute owner.

(d)	Payments in respect of definitive Subordinated Notes shall be made to the person in whose name the definitive Subordinated Notes are registered as it appears in the register. Payments shall be made in respect of the Subordinated Notes by transfer to the Holder’s account in New York. Definitive Subordinated Notes must be presented to the Paying Agent for redemption.

(e)	If the Company issues definitive Subordinated Notes in exchange for Global Securities, DTC, as Holder of the Global Securities, shall surrender the Global Securities against receipt of the definitive Subordinated Notes, cancel the book-entry securities and distribute the definitive Subordinated Notes to the persons in the amounts that DTC specifies.

(f)	If definitive Subordinated Notes are issued in the limited circumstances as set forth above, those definitive Subordinated Notes may be transferred in whole or in part in denominations of $200,000 and in integral multiples of $1,000 in excess thereof, upon surrender of the definitive Subordinated Notes certificates together with the form of transfer endorsed on it, duly completed and executed at the specified office of the Trustee. If only part of a Subordinated Notes certificate is transferred, a new Subordinated Notes certificate representing the balance not transferred shall be issued to the transferor.

12.2	Further Issuances

The Company may from time to time, without the consent of the Holders of the Subordinated Notes, create and issue further subordinated notes ranking equally in all respects (or in all respects save for the date from which interest thereon accrues and the amount of the first payment of interest on such further subordinated notes) and so that the further issuance of subordinated notes shall be consolidated and form a single series with the outstanding Subordinated Notes; provided that any further subordinated notes that are not fungible with the Subordinated Notes for U.S. federal income tax purposes shall have a unique CUSIP and any other identifying number assigned to such further subordinated notes. Any further issuance of subordinated notes shall be issued pursuant to an additional supplemental indenture.

12.3	Ratification of Base Indenture; Ninth Supplemental Indenture Controls

The Base Indenture, as supplemented by this Ninth Supplemental Indenture, is in all respects ratified and confirmed. This Ninth Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. The provisions of this Ninth Supplemental Indenture shall supersede the provisions of the Base Indenture to the extent the Base Indenture is inconsistent herewith with respect to the Subordinated Notes and any other Subordinated Notes issued hereunder.

12.4	Trustee Not Responsible for Recitals

The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the accuracy thereof. The Trustee makes no representation as to the validity or sufficiency of this Ninth Supplemental Indenture or the Subordinated Notes. The Trustee shall not be accountable for the use or application by the Company of the Subordinated Notes or the proceeds thereof.

12.5	Governing Law

This Ninth Supplemental Indenture and each Subordinated Note shall be governed by and construed in accordance with the laws of the State of New York, except for any provision of Section 2.4(f), Article 5 and Article 9 relating to waiver of set-off provisions and subordination, which provisions shall be governed by and construed in accordance with the laws of The Netherlands.

12.6	Severability

If any provision in the Indenture or in the Subordinated Notes is determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12.7	Counterparts

The parties may sign any number of copies of this Ninth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Any signed copy shall be sufficient proof of this Ninth Supplemental Indenture.

12.8	Paying Agent

The parties agree that Citibank, N.A., as Paying Agent and Calculation Agent, shall be entitled to the benefit of all the rights, protections, privileges and immunities, as applicable, contained in the Indenture with respect to the Trustee, as if set forth herein.

13.	DEFINITION OF OFFICERS’ CERTIFICATE, COMPANY REQUEST AND COMPANY ORDER AMENDED

With regard to the Subordinated Notes only, the definition of “Officers’ Certificate” in Section 101 of the Base Indenture is hereby amended by deleting the first occurrence of the word “and” from the second line of the first sentence of the definition and replacing it with the word “or.”

With regard to the Subordinated Notes only, the definitions of “Company Request” and “Company Order” in Section 101 of the Base Indenture are hereby amended by deleting the first occurrence of the word “and” from the third line of the definition and replacing it with the word “or.”

14.	AGREEMENT AND ACKNOWLEDGMENT WITH RESPECT TO THE EXERCISE OF DUTCH BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between the Company and any Holder of the Subordinated Notes (including, for purposes of this Section 14, owners of a beneficial interest in the Subordinated Notes), by acquiring any Subordinated Notes, each Holder and beneficial owner of a Subordinated Note or any interest therein acknowledges, agrees to be bound by, and consents to the exercise of, any Dutch Bail-in Power by the relevant resolution authority that may result in the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the Subordinated Notes and/or the conversion of all, or a portion, of the principal amount of, or interest on, the Subordinated Notes into shares or other securities or other of the Company’s obligations or obligations of another person, including by means of a variation to the terms of the Subordinated Notes or any expropriation of the Subordinated Notes, in each case, to give effect to the exercise by the relevant resolution authority of such Dutch Bail-in Power. Each Holder and beneficial owner of a Subordinated Note or any interest therein further acknowledges and agrees that the rights of the Holders and beneficial owners of the Subordinated Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any Dutch Bail-in Power by the relevant resolution authority. In addition, by acquiring any Subordinated Notes, each Holder and beneficial owner of a Subordinated Note or any interest therein further acknowledges, agrees to be bound by, and consents to the exercise by the relevant resolution authority of, any power to suspend any payment in respect of the Subordinated Notes for a temporary period.

For these purposes, a Dutch Bail-in Power is any statutory write-down and/or conversion power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions, investment firms, insurance companies, holding companies of insurance companies and/or financial conglomerates incorporated in The Netherlands in effect and applicable in The Netherlands to the Company or other members of the Group, including but not limited to any such laws, regulations, rules or requirements that are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms (including but not limited to the Directive 2014/59/EU of the European Parliament and of the Council (Bank Recovery and Resolution Directive) and Regulation (EU) No 806/2014 of the European Parliament and of the Council (the “SRM Regulation”)) and/or within the context of a Dutch resolution regime under the Dutch Intervention Act and any amendments thereto, or otherwise, pursuant to which obligations of a bank, banking group company, credit institution, investment firm, insurance company, holding company of an insurance company or financial conglomerate or any of its affiliates can be reduced, cancelled and/or converted into shares or other securities or obligations of the obligor or any other person or may be expropriated (and a reference to the relevant resolution authority is to any authority with the ability to exercise a Dutch Bail-in Power).

The Dutch Bail-in Power may be imposed without any prior notice by the relevant resolution authority of its decision to exercise such power. No principal of, or interest on, the Subordinated Notes shall become due and payable after the exercise of any Dutch Bail-in Power by the relevant resolution authority except as permitted under the laws and regulations of The Netherlands and the European Union applicable to the Company.

In addition, the exercise of any Dutch Bail-in Power may require interests in the Subordinated Notes and/or other actions implementing any Dutch Bail-in Power to be held or taken, as the case may be, through clearing systems, intermediaries or persons other than DTC.

By acquiring any Subordinated Notes, each Holder and beneficial owner of a Subordinated Note or any interest therein, to the extent permitted by the Trust Indenture Act, shall be deemed to waive any and all claims against the Trustee for, and to agree not to initiate a suit against the Trustee in respect of, and to agree that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of the Dutch Bail-in Power by the relevant resolution authority with respect to such Subordinated Notes.

The Company shall provide a written notice directly to DTC as soon as practicable of any exercise of the Dutch Bail-in Power with respect to any Subordinated Notes by the relevant resolution authority for purposes of notifying Holders of such occurrence. The Company shall also deliver a copy of such notice to the Trustee for information purposes.

By its acquisition of Subordinated Notes, each Holder of Subordinated Notes acknowledges and agrees that the exercise of the Dutch Bail-in Power by the relevant resolution authority with respect to such Subordinated Notes shall not give rise to a default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act.

By acquiring any Subordinated Notes, each Holder and beneficial owner of a Subordinated Note or any interest therein acknowledges and agrees that, upon the exercise of any Dutch Bail-in Power by the relevant resolution authority, (i) the Trustee shall not be required to take any further directions from Holders of the Subordinated Notes either under the terms of the Subordinated Notes or under Section 512 (Control by Holders) of the Indenture, as applicable and (ii) neither the Indenture nor the Subordinated Notes shall impose any duties upon the Trustee whatsoever with respect to the exercise of any Dutch Bail-in Power by the relevant resolution authority. If Holders or beneficial owners of the Subordinated Notes have given a direction to the Trustee pursuant to the relevant sections of the Indenture, prior to the exercise of any Dutch Bail-in Power by the relevant resolution authority, such direction shall cease to be of further effect upon such exercise of any Dutch Bail-in Power and shall become null and void at such time. Notwithstanding the foregoing, if, following the completion of the exercise of the Dutch Bail-in Power by the relevant resolution authority, the Subordinated Notes remain outstanding (for example, if the exercise of the Dutch Bail-in Power results in only a partial write-down of the principal of the Subordinated Notes), then the Trustee’s duties under the Indenture shall remain applicable with respect to such Subordinated Notes following such completion to the extent required by the Trust Indenture Act that the Company and the Trustee shall agree pursuant to an amendment to this Indenture or a written instrument.

By acquiring any Subordinated Notes, each Holder of Subordinated Notes shall be deemed to have (i) consented to the exercise of any Dutch Bail-in Power as it may be imposed without any prior notice by the relevant resolution authority of its decision to exercise such power with respect to such Subordinated Notes and (ii) authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds Subordinated Notes to take any and all necessary action, if required, to implement the exercise of any Dutch Bail-in Power with respect to such Subordinated Notes as it may be imposed, without any further action or direction on the part of such Holder or the Trustee.

The exercise of any Dutch Bail-in Power by the relevant resolution authority with respect to any Subordinated Notes will not be a default or a Winding Up under the Indenture.

Holders of Subordinates Notes that acquire such Subordinated Notes in the secondary market shall be deemed to acknowledge, accept, agree to be bound by, and consent to, the same provisions described herein to the same extent as Holders of such Subordinated Notes that acquire Subordinated Notes upon their initial issuance, including, without limitation, with respect to the acknowledgment and agreement to be bound by and consent to the terms of the Subordinated Notes, including in relation to Dutch Bail-in Power.

15.	RIGHTS OF TRUSTEE UNAFFECTED

For the avoidance of doubt, nothing in this Supplemental Indenture shall affect the rights, privileges, protections, immunities and benefits given to the Trustee hereunder or under the Base Indenture, including the right to be indemnified and compensated in accordance with the terms of the Indenture, and all such rights shall in all events survive the occurrence or continuation of any event referred to in this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Ninth Supplemental Indenture to be duly executed as of the day and year first above written.

AEGON N.V., as Issuer

By:	/s/ Ed Beije
Name: Ed Beije
Title: Senior Vice President

[Aegon N.V. Ninth Supplemental Indenture Signature Page]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ R. Tarnas
Name: R. Tarnas
Title: Vice President

[Aegon N.V. Ninth Supplemental Indenture Signature Page]

CITIBANK, N.A., as Paying Agent and Calculation Agent

By:	/s/ Louis Piscitelli
Name: Louis Piscitelli
Title: Senior Trust Officer

[Aegon N.V. Ninth Supplemental Indenture Signature Page]

SCHEDULE 1

FORM OF 5.50% FIXED-TO-FLOATING SUBORDINATED NOTES DUE 2048

[Face of Note]

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A REGISTERED SECURITY, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

The rights of the holders of the Subordinated Notes are, to the extent and in the manner set forth in Article 14 of the Base Indenture and Article 5 of the Ninth Supplemental Indenture, subordinated to Senior Debt, and this Note is issued subject to the provisions of Article 14 of the Base Indenture and Article 5 of the Ninth Supplemental Indenture, and the holder of this Note, by accepting the same, agrees to and shall be bound by such provisions. The terms of this paragraph are governed by, and shall be construed in accordance with, the laws of the Netherlands.

AEGON N.V.

5.50% Fixed-to-Floating Subordinated Notes due 2048

No. [ ]
CUSIP No.:	007924AJ2
ISIN No.:	US007924AJ23

AEGON N.V., a limited liability public company duly organized and existing under the laws of the Netherlands (herein called the Company, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or registered assigns, the principal sum of [•] MILLION U.S. DOLLARS ($[•]) on April 11, 2048, unless otherwise redeemed or purchased and cancelled in accordance with the Indenture, subject to the Company’s obligation to postpone such repayment, and to pay Interest thereon, subject to the Company’s right or obligation to defer Interest Payments in accordance with the Indenture, from (and including) an Interest Payment Date (or the Issue Date, in respect of the first Interest Payment Date, to (but excluding) the immediately following Interest Payment Date, semi-annually in arrears on April 11 and October 11 in each year, commencing on October 11, 2018, and at such other times as are set forth in the Indenture (i) from (and including) the Issue Date to (but excluding) April 11, 2028, at the initial fixed rate of 5.50% per annum and (ii) from (and including) April 11, 2028 to (but excluding) April 11, 2048 or the date of any earlier redemption, at a floating rate equal to the then-current six-month LIBOR plus 3.539%. Interest shall accrue on this Subordinated Note, until the principal hereof is paid or made available for payment. The Interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the 15th calendar day immediately preceding the applicable Interest Payment Date, whether or not such day is a Business Day. Interest shall be calculated (i) in the case of the fixed interest rate, on a 30/360 day basis, but not including the date of such payment and (ii) in the case of the floating interest rate, on the basis of a 360-day year and the actual number of days elapsed in the relevant Interest Period, but not including the date of payment. If any Fixed Rates Interest Payment Date, any redemption date, the Scheduled Maturity Date or the Final Payment Date of the Subordinated Notes falls on a day that is not a Business Day, the Company shall make the required payment on the next succeeding Business Day, and no additional Interest shall

1

accrue in respect of the payment made on that next succeeding Business Day. If any Floating Rate Interest Payment Date falls on a day that is not a Business Day, then such Floating Rate Interest Payment Date shall be postponed to the next succeeding Business Day unless such day falls in the next succeeding calendar month, in which case such Floating Rate Interest Payment Date shall be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day shall include interest accrued to but excluding such Business Day.

Subject to the immediately following paragraph, if applicable, any payment in respect of this Note which is payable, and is paid or duly provided for, on any Interest Payment Date or on any date on which the Company makes any payment (including any payment of Additional Amounts in accordance with Article 11 of the Ninth Supplemental Indenture) shall be paid in U.S. dollars to the registered holder, including through a Paying Agent by wire-transfer of same-day funds to the holder or, at the option of the Company, by check mailed to the address of the holder as it appears in the Company’s Security Register. For so long as this Note is held in global form, all payments shall be made in U.S. dollars by wire-transfer of same-day funds.

The Company may under certain circumstances, and in accordance with the Indenture, defer all or part of any Interest Payment that would in the absence of such election be scheduled to be made on the relevant Interest Payment Date. Any unpaid interest will as long as it remains unpaid constitute arrears of interest (Arrears of Interest). Arrears of Interest will not bear interest.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

2

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

AEGON N.V.

By:
Name:
Title:

Attest:

This is one of the Subordinated Notes of the series designated herein and referred to in the Ninth Supplemental Indenture.

Dated: [•], 2018

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:

Authorized Signatory

[Reverse of Note]

This Note is one of a duly authorized issue of Securities of the Company (herein called the Subordinated Notes), issued and to be issued in one or more series under an indenture, dated as of October 11, 2001 (the Base Indenture), between the Company, AEGON Funding Company LLC and The Bank of New York Mellon Trust Company, N.A., as Trustee and successor in interest to Citibank, N.A. (herein called the Trustee, which term includes any successor trustee under the Indenture), as the same has been supplemented and amended from time to time, and as shall be further supplemented and amended by a ninth supplemental indenture dated April 11, 2018 (herein called the Ninth Supplemental Indenture and together with the Base Indenture, the Indenture) and reference is hereby made to the Indenture for a statement of the terms of the Subordinated Notes and the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the holders of Senior Debt and the holders of the Subordinated Notes and of the terms upon which the Subordinated Notes are, and are to be, authenticated and delivered. The Subordinated Notes are subject to all such terms. This Note is one of the series designated on the face hereof and there is no limitation on the amount of Subordinated Notes of such series which may be issued. Terms not defined in this Note shall have the meaning assigned to such terms in the Indenture.

All payments on this Note shall be conditional upon (a) in the case of any Interest Payment or payment of principal, the Company not being subject to a Mandatory Deferral Event and (b) in the case of any Interest Payment, the Company not exercising an Optional Deferral with respect such Interest Payment.

Mandatory Deferral Event means that on the relevant date on which an Interest Payment or a payment of principal would be made (a) the Company has determined that (i) the Company is not Solvent, or (ii) payment of the Interest Payment or payment of principal made on such date would result in the Company becoming not Solvent; or (b) (i) a Capital Adequacy Event has occurred and continues to exist, or (ii) an Interest payment or a payment of principal on such date would cause a Capital Adequacy Event and a deferral of Interest Payments and/or payment of principal is required under the then Applicable Capital Adequacy Regulations; provided, however, that the occurrence of (b) above shall not constitute a Mandatory deferral Event (1) in respect of Interest Payments or Arrears of Interest, if (i) the Company’s Supervisory Authority has exceptionally waived the deferral of such Interest Payment and/or payment of Arrears of Interest, (ii) paying the Interest Payment and/or Arrears of Interest does not further weaken the Company’s solvency position as determined in accordance with the then applicable Capital Adequacy Regulations, and (iii) the Minimum Capital Requirement will be complied with immediately after the Interest Payment and/or payment of Arrears of Interest is made; and (2) in respect of payments of principal, if (i) the Company’s Supervisory Authority has exceptionally waived the deferral of such principal payment, (ii) the Subordinated Notes are exchanged for or converted into another tier 1 or tier 2 basic own-fund of at least the same quality, and (iii) the Minimum Capital Requirement will be complied with immediately after the principal payment is made.

Optional Deferral means, in respect of any Interest Payment that would, in the absence of deferral be due and payable, a deferral by the Company of all or part of such Interest Payment by giving written notice to the Trustee, Paying Agent and the Holders of the Subordinated Notes not less than 10 Business Days prior to the relevant Interest Payment Date.

The Subordinated Notes shall constitute unsecured obligations of the Company and shall rank equally without any preference among themselves and shall, subject to the subordination provisions described herein and in the Indenture, in the event of the Company’s bankruptcy, winding up, moratorium or emergency regulations being applied to the Company be subordinated in right of payment to the prior payment in full of all of the Company’s Senior Debt, present and future, but shall rank senior to all the Company’s classes of share capital and to any Junior Subordinated Indebtedness.

Holders of the Subordinated Notes shall have the absolute and unconditional right to institute suit for the enforcement of any Interest Payment that the Company does not timely elect to defer or is not obliged to defer, or any payment of principal that the Company is not required to postpone. The Trustee may not, however, in the case of a Non-Payment Event in respect of an Interest Payment (and, with respect to a Mandatory Interest Payment Date and any Arrears of Interest) declare the principal amount of any outstanding Subordinated Note to be due and payable.

A Non-Payment Event shall occur with respect to the Subordinated Notes only if the Company does not elect to defer an Interest Payment, the Company is not obliged to defer an Interest Payment due to a Mandatory Deferral Event or is not required to postpone the payment of principal due to any of the requirements not being satisfied under Section 3.7 of the Ninth Supplemental Indenture and nevertheless fails to pay or set aside for payment the amount due to satisfy, when due, any such payment of principal or Interest Payment (and, with respect to a Mandatory Interest Payment Date and any Arrears of Interest), and such failure continues for 14 days. In no event shall any non-payment of interest or principal due to the exercise of any Dutch Bail-in Power by the relevant resolution authority be deemed a Non-Payment Event.

All amounts payable (whether in respect of principal, redemption amount, interest or otherwise) in respect of the Subordinated Notes such be made free and clear of, and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of The Netherlands or the government of a jurisdiction in which a successor to the Company is organized (a Successor Jurisdiction), unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, subject to the Company’s right to elect to defer or any obligation to defer any Interest Payment, the Company shall, subject to certain exceptions described in Section 11.1 of the Ninth Supplemental Indenture, pay such additional amounts (Additional Amounts) as may be necessary in order that the net amounts receivable by the Holder of any Subordinated Note after such withholding or deduction will equal the respective amounts that would have been receivable by such Holder in the absence of such withholding or deduction.

References herein to principal, redemption amount and/or interest shall include any Additional Amounts that may become payable pursuant to the terms of the Indenture.

Except as provided in the Ninth Supplemental Indenture, the Subordinated Notes are not redeemable at the option of the Company prior to April 11, 2028.

Subordinated Notes may only be redeemed (whether before, on or after the Scheduled Maturity Date) or purchased by the Company (in the open market or otherwise) provided that (i) no Mandatory Deferral Event has occurred and is continuing on the relevant date for redemption or purchase, (ii) such redemption or purchase would not itself cause a Mandatory Deferral Event and (iii) as long as enforced by the Company’s Supervisory Authority, no Insolvent Insurer Liquidation has occurred and is continuing on the relevant date for redemption or purchase, or in each case, as otherwise permitted by the Company’s Supervisory Authority, and subject to the Company having received the prior approval of the Company’s Supervisory Authority if required pursuant to the then applicable Capital Adequacy Regulations in order for the Subordinated Notes to qualify as tier 2 basic own funds of the Group. If on the relevant date for redemption (i) a Mandatory Deferral Event has occurred and is continuing, (ii) a redemption would itself cause a Mandatory Deferral Event or (iii) an Insolvent Insurer Liquidation has occurred and is continuing, then the Subordinated Notes may only be redeemed on any day thereafter on which no Mandatory Deferral Event is continuing, the redemption would itself not cause a Mandatory Deferral Event and no Insolvent Insurer Liquidation is continuing or the applicable condition has been waived by the Company’s Supervisory Authority.

Subject to the provisions of the Ninth Supplemental Indenture, the Subordinated Notes may be redeemed in whole (but not in part), at the option of the Company and without the consent of the holders of the Subordinated Notes or the Trustee, at the Base Redemption Price: (i) on April 11, 2028, or on any Interest Payment Date thereafter, (ii) upon the occurrence of a Tax Event, provided that the Company shall have already delivered to the Trustee a certificate signed by an authorized officer of the Company stating that a Tax Event has occurred and is continuing, and describing the facts leading thereto, and an opinion of independent legal or tax advisers of recognized standing with respect to Dutch tax matters to the effect that a Tax Event has occurred and is continuing, the Company may, at the Company’s option, subject to having received the prior approval of the Company’s Supervisory Authority if required pursuant to the then applicable Capital Adequacy Regulations, and having given notice in accordance with Section 3.8 of the Ninth Supplemental Indenture, redeem the Subordinated Notes in whole (but not in part), at their Base Redemption Price, (iii) upon the occurrence of a Capital Disqualification Event, provided that the Company has received the prior approval of the Company’s Supervisory Authority if required pursuant to the then applicable Capital Adequacy Regulations and has given notice in accordance with Section 3.8 of the Ninth Supplemental Indenture, and (iv) upon the occurrence of a Rating Methodology Event, provided that the Company has received the prior approval of the Company’s Supervisory Authority if required pursuant to the then applicable Capital Adequacy Regulations and has given notice in accordance with Section 3.8 of the Ninth Supplemental Indenture.

If a Tax Event, a Capital Disqualification Event or a Rating Methodology Event has occurred and is continuing, the Company may (without any requirement for the consent or approval of the Holders of Subordinated Notes), having given not less than seven days’ written notice to the Trustee, the Paying Agent and the Holders of the Subordinated Notes (which notice shall be irrevocable), at any time either substitute the Subordinated Notes in whole (but not in part) for, or vary the terms of the Subordinated Notes so that they remain or, as appropriate, become, Qualifying Securities.

Any substitution or variation is subject to (i) in respect of substitution only, all Interest Amounts, including Arrears of Interest, and any other amount payable under the Subordinated Notes that in each case has accrued to Holders of the Subordinated Notes and has not been paid, being satisfied in full on or prior to the date thereof, (ii) so long as the Company is subject to then applicable Capital Adequacy Regulations, the prior approval of the Company’s Supervisory Authority if required under the then applicable Capital Adequacy Regulations and compliance with the then applicable Capital Adequacy Regulations, (iii) the substitution or variation not itself giving rise to a negative change in any published rating of the Subordinated Notes in effect at such time as confirmed in writing by any solicited rating organizations that have given such published rating of the Subordinated Notes immediately prior to such substitution or variation, (iv) the substitution or variation not triggering the right on the Company’s part to redeem the Subordinated Notes pursuant to Section 3.3, Section 3.4 or Section 3.5 of the Ninth Supplemental Indenture and (v) a certification by the Company, represented by at least one member of the Executive Board, that the securities to be offered in substitution for the Subordinated Notes or the terms of the Subordinated Notes as so varied are Qualifying Securities and that the conditions set out above have been complied with, which certificate shall be delivered to the Trustee prior to the substitution or variation of the Subordinated Notes and upon which certificate the Trustee shall be entitled to rely absolutely without liability to any person.

The indebtedness evidenced by this Note is, to the extent provided in the Indenture, subordinated in right of payment to the prior payment in full of all of the Company’s Senior Debt, present and future, and this Note is issued subject to the provisions of the Indenture with respect thereto. Each holder of this Note, by accepting the same, (i) agrees to and shall be bound by such provisions; (ii) authorizes and directs the Trustee on his or her behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided; and (iii) appoints the Trustee his or her attorney-in-fact for any and all such purposes. Each holder hereof, by his or her acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Debt, whether now outstanding or hereafter created, incurred, assumed or guaranteed, and waives reliance by each such holder upon said provisions.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Subordinated Notes of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the holders of a majority in principal amount of the Subordinated Notes at the time outstanding of each series to be affected. The Indenture also contains provisions permitting the holders of a majority in principal amount of the Subordinated Notes of each series at the time outstanding, on behalf of the holders of all Subordinated Notes of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the holder hereof or his attorney duly authorized in writing, and thereupon one or more new Subordinated Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The Subordinated Notes of this series are issuable only in registered form without coupons in denominations of $200,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Subordinated Notes of this series shall be represented by a Global Security.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Note is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 305 thereof on transfers and exchanges of Global Securities.

This Note and the Indenture shall be governed by and construed in accordance with the laws of the State of New York except for the subordination and waiver of set-off provisions contained herein and in the Indenture, which shall be governed by and construed in accordance with the laws of the Netherlands.

Notwithstanding any other agreements, arrangements or understandings between the Company and any Holder of the Subordinated Notes (including, for purposes of Section 14 of the Ninth Supplemental Indenture, owners of a beneficial interest in the Subordinated Notes), by acquiring any Subordinated Notes, each Holder and beneficial owner of a Subordinated Note or any interest therein acknowledges, agrees to be bound by, and consents to the exercise of, any Dutch Bail-in Power by the relevant resolution authority that may result in the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the Subordinated Notes and/or the conversion of all, or a portion, of the principal amount of, or interest on, the Subordinated Notes into shares or other securities or other of the Company’s obligations or obligations of another person, including by means of a variation to the terms of the Subordinated Notes or any expropriation of the Subordinated Notes, in each case, to give effect to the exercise by the relevant resolution authority of such Dutch Bail-in Power. Each Holder and beneficial owner of a Subordinated Note or any interest therein further acknowledges and agrees that the rights of the Holders and beneficial owners of the Subordinated Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any Dutch Bail-in Power by the relevant resolution authority. In addition, by acquiring any Subordinated Notes, each Holder and beneficial owner of a Subordinated Note or any interest therein further acknowledges, agrees to be bound by, and consents to the exercise by the relevant resolution authority of, any power to suspend any payment in respect of the Subordinated Notes for a temporary period.

A Dutch Bail-in Power is any statutory write-down and/or conversion power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions, investment firms, insurance companies, holding companies of insurance companies and/or financial conglomerates incorporated in The Netherlands in effect and applicable in The Netherlands to the Company or other members of the Group, including but not limited to any such laws, regulations, rules or requirements that are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms (including but not limited to the Directive 2014/59/EU of the European Parliament and of the Council (Bank Recovery and Resolution Directive) and Regulation (EU) No 806/2014 of the European Parliament and of the Council (the SRM Regulation)) and/or within the context of a Dutch resolution regime under the Dutch Intervention Act and any amendments thereto, or otherwise, pursuant to which obligations of a bank, banking group company, credit institution, investment firm, insurance company, holding company of an insurance company or financial conglomerate or any of its affiliates can be reduced, cancelled and/or converted into shares or other securities or obligations of the obligor or any other person or may be expropriated (and a reference to the relevant resolution authority is to any authority with the ability to exercise a Dutch Bail-in Power).

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.